Exhibit 99.1

FOR IMMEDIATE RELEASE

MDaudit Finalizes Acquisition of Streamline Health

Wellesley, MA – August 12, 2025 – MDaudit, an award-winning cloud-based continuous risk monitoring platform for RCM that enables the nation’s premier healthcare organizations to minimize billing risks and maximize revenues, has finalized its acquisition of Streamline Health Solutions, Inc., a leading provider of solutions that enable healthcare providers to improve financial performance. The addition of Streamline’s pre-bill integrity solutions to its robust billing compliance and revenue integrity platform positions MDaudit to bridge crucial RCM gaps, thereby mitigating billing compliance risks and strengthening and streamlining the revenue cycle.

First announced in May, the acquisition brings together two healthcare RCM powerhouses supporting healthcare organizations with a combined net patient revenue of more than $300 billion. The companies’ shared belief in centering customer satisfaction while leveraging the latest technologies converges into a powerful platform capable of meeting head-on the revenue cycle realities confronting organizations in today’s complex healthcare environment.

“Navigating the unrelenting financial and operational pressures of the current revenue cycle landscape requires a strategic approach to revenue cycle management, one in which real-time data, AI, analytics, and automation provide an uninterrupted view across the revenue cycle continuum,” says Ritesh Ramesh, CEO of MDaudit. “This acquisition allows us to provide healthcare organizations with the data- and AI-driven solutions they need to implement an effective, resilient, and adaptive RCM strategy.”

The award-winning MDaudit platform streamlines healthcare revenue integrity using augmented intelligence. It rapidly analyzes billions of rows of data, monitors coding, billing, and payment processes, and uses AI-powered tools to democratize insights and automate workflows. Benchmarking helps identify charge capture and denial issues, while retrospective audits drive staff education to prevent errors.

Streamline Health’s RCM solutions empower healthcare providers to manage and optimize their revenue streams more efficiently. Its suite of comprehensive solutions focuses on pre-bill charge and coding integrity, ensuring that all charges and coding are accurate before billing and payment. By preventing lost revenue and minimizing denials, Streamline Health enables providers to secure the reimbursement they deserve.

Cain Brothers, a division of KeyBanc Capital Markets, acted as exclusive financial advisor to Streamline, which is now a private company and wholly owned subsidiary of MDaudit. Troutman Pepper Locke LLP served as Streamline Health’s legal counsel. Goodwin Proctor, LLP served as legal counsel to MDaudit.

About MDaudit

MDaudit is a leading healthcare technology provider that partners with the nation’s premier healthcare systems to reduce compliance risk, improve efficiency, retain revenue, and enhance communication between cross-functional teams. Bringing solutions to an industry in transformation, MDaudit enables organizations to minimize billing risks and maximize revenue with an AI-powered, integrated, cloud-based platform that leverages the power of collaboration between people and sophisticated technology to keep humans at the forefront of decision-making while driving sustainable change. To learn more, visit www.mdaudit.com/.

About Streamline Health

Streamline Health Solutions, Inc. enables healthcare organizations to proactively address revenue leakage and improve financial performance. We deliver integrated solutions, technology-enabled services and analytics that drive compliant revenue leading to improved financial performance across the enterprise. For more information, visit www.streamlinehealth.net.

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Media Contact:

Brian Martorana

Vice President, Marketing

bmartorana@mdaudit.com